CODE OF ETHICS
February 18, 2025
Dividend Assets Capital, LLC’s (“DAC” or “Adviser”) Code of Ethics (“Code”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers. Registered investment advisers are required by Rule 204A‐1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to adopt a Code of Ethics which, among other things, sets forth the standards of business conduct required of their Access Persons and requires those persons to comply with the Federal Securities Laws.
1.     Standards of Business Conduct
We seek to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by our clients is something we value and endeavor to protect. To further that goal, we have adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to our Clients.
We have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our Client. Our Client’s interests are paramount to, and come before, our personal interests. Our Access Persons, as those terms are defined in this Code, are also expected to behave as fiduciaries with respect to our Client. This means that each Access Person must render disinterested advice, protect Client assets (including nonpublic information about the Client or an Investor’s account) and act always in the best interest of our Client. We must also strive to identify and avoid conflicts of interest; however, such conflicts may arise.

Access Persons of DAC must not:
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employ any device, scheme or artifice to defraud a Client;
make to a Client any untrue statement of a material fact, or omit to state to a Client a material fact, necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client;
engage in any manipulative practice with respect to a Client;
use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client; or
conduct personal trading activities in contravention of this Code or applicable legal principles, or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.
To assure compliance with these restrictions and the Federal Securities Laws, as defined in this Code, we have adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in applicable compliance manuals.1 However, Access Persons are expected to comply not merely with the “letter of the law”, but with the spirit of the laws, this Code and applicable compliance manual.
Should you have any doubt as to whether this Code applies to you, you should contact the CCO.
2.     Definitions
As used in the Code, the following terms have the following meanings:
A.

B.

C.

Access Persons include: (1) any director or officer of the Adviser; (2) any employee at the Adviser; and (3) any other person who the CCO determines to be an Access Person.2 Generally, all DAC employees are considered Access Persons.
Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (DRIP).
Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a‐1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).
1 Applicable compliance manuals include, among others, the Adviser’s policies and procedures adopted pursuant to Advisers Act Rule 206(4)-7. Access Persons are required to comply with all relevant compliance procedures, whether or not listed.
2 The CCO will inform all Access Persons of their status as such and will maintain a list of Access Persons.

D. Chief Compliance Officer or CCO means the Adviser’s Chief Compliance Officer, as designated on Form ADV, Part 1, Schedule A, or the CCO’s designee, as applicable.
E. Family Member shall include an Access Person’s: (a) spouse or domestic partner; (b) children under the age of 18; and (c) any relative residing in the same household as the Access Person
F. Federal Securities Laws means: (1) the Securities Act of 1933, as amended (“Securities Act”); (2) the Exchange Act; (3) the Sarbanes‐Oxley Act of 2002; (4) the Advisers Act; (5) Title V of the Gramm‐Leach‐Bliley Act; (6) any rules adopted by the SEC under the foregoing statutes; (7) the Bank Secrecy Act, as it applies to investment advisers; and (8) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.
G. Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).
H. Limited Offering is a private offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506. Limited Offerings of securities issued by the adviser are included in the term Limited Offering.
I. Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.
J. Reportable Security means any security as defined in Advisers Act Section 202(a)(18) and Company Act Section 2(a)(36) except (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short‐term debt instruments, including repurchase agreements; (3) shares issued by money market funds; and (4) shares issued by open‐end funds.
3.     Substantive Restrictions
A. Blackout Period. The price paid or received by the Client for any security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person. Access persons shall not buy or sell securities identified by model changes and portfolio weighting changes announced by the Investment Committee within 72 hours (inclusive of non‐working hours such as weekends) of the announcement. Members of the Investment Committee shall not buy or sell securities identified by model changes and portfolio weighting changes within 48 hours prior to approval of such changes.
B. IPO and Limited Offering Restrictions. Access Persons may not acquire any securities issued as part of an IPO or a Limited Offering, absent prior approval of the CCO. Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with DAC. An Access Person who has been authorized to acquire positions in such securities, must disclose their interests if involved in considering an investment in such securities for a Client. Any decision to acquire the issuer’s securities on behalf of a Client shall be subject to review by Access Persons with no personal interest in the issuer.

C. Other Trading Restrictions. Access Persons may not hold more than 5% of the outstanding securities of a single company without the approval of the CCO. Access persons may not maintain margin accounts and are restricted from executing short sales and trading in options and futures.
D. Short Swing Profits. Access Persons should not profit from frequent or short‐term trading. With the exception of ETFs and mutual funds, no Access Person shall sell any security within 30‐days of being purchased. The CCO may approve a request by an Access Person to sell a security inside of the 30‐day holding period. For funds where DAC is the manager or sub‐adviser, the holding period may be longer depending on the requirements of the fund. CCO monitors personal trading of Access Persons and if there is evidence that an Access Person is engaging in frequent or short‐term trading, the CCO will use discretion in resolving the situation with the Access Person.
E. Gift Policy. All Gifts/Entertainment are required to be reported to the CCO via ComplySci, DAC’s automated compliance/Code of Ethics reporting tool. Pre‐clearance is required for any gift or form of entertainment given to an Access person valued over $100 in a twelve‐ month period. Access Persons are prohibited from giving or receiving gifts that may appear lavish or excessive.
F. Political Contributions. Access Persons may not make political contributions to state or local candidates or Political Action Committees (“PAC”s) for state or local elections without preclearance from the CCO. Please refer to the policies and procedures related to political contributions in the adviser’s compliance manual. All reporting should be completed through ComplySci.
G. Conflicts of Interest. Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, “Information Wall” procedures may be utilized to avoid potential conflicts of interest. Access Persons must avoid engaging in any activity which might reflect poorly upon themselves, the Firm, or which would impair their ability to discharge their duties with respect to us and our Clients.
H. Fair Treatment. Access Persons must avoid taking any action which would favor one Client over another in violation of our fiduciary duties and applicable law. Access Persons must comply with relevant provisions of our compliance manual designed to detect, prevent or mitigate such conflicts.
I. Service as Outside Director, Trustee or Executor. Access Persons must gain approval to serve on the boards of directors of publicly traded companies, non‐profits, and privately
J. held companies, or in any similar capacity. In the event such a request is approved, “Information Wall” procedures may be utilized to avoid potential conflicts of interest.
K. Other than by virtue of their position with DAC or with respect to a family member, Access Person must gain approval to serve as a trustee, executor or fiduciary or on a creditor’s committee.
L. Forfeitures. If there is a violation of paragraphs A, B, C , D or E, above, the CCO may determine whether any profits should be forfeited and may be paid to one or more Clients for the benefit of the Client(s). The CCO will determine whether gifts accepted in violation of paragraph E need to be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of our Clients.
M. Reporting Violations. Any Access Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO or to the CCO’s designee. To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported. Access Persons may make these reports anonymously and no adverse action shall be taken against any such person making such a report in good faith.
N. Waivers. CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.
O. Brokerage Accounts. Access Persons must disclose all brokerage accounts to the CCO and instruct their brokers to provide timely duplicate account statements and confirms or the electronic format to the CCO. A form of duplicate account statement and confirmations request letter is included as Exhibit B.
P. Family Member Discretionary Accounts. All Family Members’ discretionary accounts must be managed on the Family Member’s behalf by a third party (non‐Family Member) financial advisor who has full discretion over investment decisions and for which no trading instructions are given other than customary general client investment objectives and similar information (“Discretionary Accounts”).
4.     Pre‐clearance and Reporting Procedures
A. Pre‐clearance. Access Persons must pre‐clear the following transactions:
•Transactions in equity securities greater than $25,000 with a market capitalization of at least $500 million dollars. If the transaction falls below the de minimis amount it will be automatically approved;
•Acquisition of any securities issued as part of an IPO; and
•Purchases of interests in a Limited Offering or private partnership.
Access Persons may seek approval for these types of personal transactions via ComplySci. A sample of the information to be requested is attached as Exhibit A.
B. Pre‐clearance is not required for:
(1) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;
(2) Purchases or sales of open‐end mutual funds and ETFs not managed or sub‐ advised by DAC.3
(3) Purchases or sales which are non‐volitional on the part of either the Access
Person or the Client;
(4) Transactions in securities which are not Reportable Securities;
(5) Purchases which are part of an Automatic Investment Plan or DRIP;
(6) pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and
(7) Purchases or sales in fixed income securities.
(8) Discretionary Accounts are permitted to enter into securities trades and are exempt from the pre‐clearance obligations of this Policy if such trades are done in accounts managed on your Family Member’s behalf by a non‐Family Member financial advisor who has full discretion over investment decisions and for which no trading instructions are given other than customary general client investment objectives and similar information.
3 Purchases or sales of ETFs are still subject to the Reporting Requirements set forth in Section 4.C.

Access Persons should consult the CCO if there are any questions about whether one of the exemptions listed above applies to a given transaction. We may, from time to time and in the sole discretion of the CCO, maintain a “Restricted List” of securities in which Access Persons may not trade. The Restricted List may include, but is not limited to, securities in DAC’s investible universe, DAV watch lists (securities in the model), specific securities under review, or any security that the CCO has deemed to be restricted.
C. Prohibited Transactions.
The prohibited transactions listed below apply to all Access Persons, including his or her immediate family members.
•All Access Persons are prohibited from purchasing or selling a security within seven days of the day of the execution of a trade in the same security or an equivalent security by DAC clients. The CCO may review and determine a trade is acceptable in certain circumstances.
D. Required Reports.
(1) Initial and Annual Holdings Reports. Each Access Person must submit to the CCO a report containing the following: (i) not later than ten (10) days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than 45 days prior to becoming an Access Person; and (ii) annually, on a date selected by the CCO, as of a date not more than 45 days prior to the date the report was submitted.
Holdings reports must contain the following information:
(a) the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;
(b) the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit. (Note that even those accounts that hold only non‐Reportable Securities must be included); and
(c) the date the Access Person submits the report.
Brokerage statements or the electronic format containing all required information may be substituted for the Holdings Report Form if submitted timely. To the extent that a brokerage statement, confirmation, or electronic format lacks some of the information otherwise required to be reported, you may submit a holdings report containing the missing information as a supplement to the statement or confirmation.
(2) Quarterly Reports. Within 30 days after the end of each calendar quarter, each Access Person must submit a report to the CCO covering all transactions in non‐ excepted Reportable Securities completed through ComplySci.
Transactions reports must contain the following information:
(a) the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;
(b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
(c) the price of the security at which the transaction was effected;

(d) the name of the broker, dealer or bank with or through which the transaction was effected; and
(e) the date the Access Person submits the report.
Brokerage account statements or the electronic format containing all required information may be substituted for the attached form if submitted timely. To the extent that a brokerage statement, confirmation, or electronic format lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.
(3) Internal Reporting Obligations of Discretionary Accounts
Each Access Person that has personal securities investments for him or herself, or Family Members, managed through Discretionary Accounts must identify each such Discretionary Account on DAC’s automated personal trading monitoring system. In addition, each such Access Person must provide DAC’s compliance department back‐up with respect to each such Discretionary Account to substantiate that the Access Person (and his/her Family Members) do not have any direct or indirect influence or control over the trading activities in such accounts, which may include one or more of the following (as requested by DAC’s compliance department from time to time): (i) a copy of the account agreement with respect to each Discretionary Account; (ii) a periodic certification from the Access Person that the manager with respect to each Discretionary Account is an independent professional and is not the Access Person’s (or Family Member’s) personal friend or relative; (iii) a periodic certification that the Access Person (and any Family Member) do not have, and have not exercised, any direct or indirect influence or control over the trading activities in the Discretionary Account; (iv) a periodic certification from the manager for each Discretionary Account regarding the Access Person’s lack of influence or control over the Discretionary Account; and (v) account statements (or holdings / transactions reports) for each Discretionary Account (which, if requested, must be provided within 10 days of such request)
E. Exceptions to Reporting Requirements. The reporting requirements of Section 4.C. apply to all transactions in Reportable Securities other than:
(1) transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; and
(2) transactions effected pursuant to an Automatic Investment Plan or DRIP.
Although Access Persons are not required to report transactions in accounts for which the Access Person does not have direct or indirect control, the Access Person must certify that he or she does not have direct or indirect control upon the initial reporting of the account and on a quarterly basis thereafter.
Granting third‐party discretionary investment authority over an account does not, by itself, exempt an account from the reporting requirements. Similarly, trusts over which an Access Person is the grantor or beneficiary may also be subject to the reporting requirements, regardless of whether a trustee has management authority. DAC will conduct additional due diligence to determine whether an Access Person may have any direct or indirect influence or control over the investment decisions of accounts they’ve granted third‐party discretionary investment authority over, including some or all of the below:
(1) Evaluating the relationship between the Access Person and the person managing the account;
(2) Requesting completion of periodic certifications by the Access Person or third‐ party managers regarding the Access Person’s influence over the account;

(3) Requesting periodic completion of holdings or transaction reports to identify transactions that would have been prohibited pursuant to this Code, absent reliance on the reporting exemption; or
(4) Periodically requesting statements for accounts managed by third‐parties where there is no identified direct or indirect influence or control over the investment decisions in an account.
If an Access Person is unsure as to whether an account is qualified for the exception, he or she should consult with the CCO. In the event it is determined that the Access Person may have direct or indirect influence or control over investment decisions, the Access Person will be required to report transactions in the account on a quarterly basis, as required for any reportable account.
In the event the discretion over the account changes such that the Access Person has direct or indirect control, the Access Person must promptly report to the CCO and begin providing quarterly transactions for the account.
F. Duplicate Statements/Transaction Data. Each Access Person, with respect to each brokerage account in which such Access Person has any direct or indirect beneficial interest, may choose to arrange that the broker shall provide duplicate copies of brokerage statements (or the same information in electronic format) covering each transaction in a Reportable Security and holdings in such account.
G. Prohibition on Self Pre‐clearance. No Access Person shall pre‐clear his or her own trades, review his own reports or approve his own exemptions from this Code. When such actions are to be undertaken with respect to a personal transaction of the CCO, the CEO will perform such actions as are required of the CCO by this Code.
5. Code Notification and Access Person Certifications
The CCO shall provide notice to all Access Persons of their status under this Code and shall deliver a copy of the Code to each Access Person annually. Additionally, each Access Person will be provided a copy of any Code amendments. After reading the Code or amendment, each Access Person shall certify receipt by the (or something similar to) certification contained in ComplySci. Annual certifications will also be circulated after the end of each calendar year. Certifications with respect to amendments to the Code must be returned to the CCO within a reasonably prompt time.
6. Review of Required Code Reports
A. Reports required to be submitted pursuant to the Code will be reviewed by the CCO or a designee on a periodic basis.
B. Any material violation or potential material violation of the Code must be promptly reported to the CCO. The CCO will investigate any such violation or potential violation and report violations the CCO determines to be “material” to the CEO, as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the CCO in a manner he deems to be appropriate. However, sanctions more severe than a warning or censure must be approved by CCO, as applicable.
C. The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.
D. Sanctions for violations of the Code include: verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal. Where a particular Client has been harmed by the violative action, disgorgement may be paid directly to the Client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the CCO.
7. Recordkeeping and Review
This Code, a record of all certifications of an Access Person’s receipt of the Code, or any amendments thereto, any written prior approval for a Reportable Securities transaction given pursuant to Section 4.A. of the Code, a copy of each report by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all persons required to make and/or review reports under the Code shall be preserved with the Adviser’s records, for the periods and in the manner required by Advisers Act Rule 204‐2. To the extent appropriate and permissible, the CCO may choose to keep such records electronically.
The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review. Material and non‐material amendments to this Code should be made and distributed as described in Section 5.

EXHIBIT A
Dividend Assets Capital, LLC
Sample Personal Trading Request Form

Access Person Name:
Person on Whose Behalf Trade is Being Done (if different):
Broker:
Brokerage Account Number:
Ticker Symbol or CUSIP:
Number of Shares or Units:
Buy or Sell:
I hereby certify that all the following information is true and complete:
To the best of my knowledge, the requested transaction is consistent with the letter and spirit of the Code of Ethics and applicable law.
Signature: _____________
When approved by the CCO, this authorization is approved for this transaction only and is effective for 24 hours from the time approved unless you are notified otherwise by the CCO. A record of this transaction will be kept by the CCO in confidential files.

EXHIBIT B

Dividend Assets Capital, LLC
Sample Form of Brokerage Letter

[Date]
[Broker Name]
[Address]
Re: Account No. _______________ Account Name __________________
Dear [Broker Name],
Effective immediately please begin sending to Dividend Assets Capital, LLC duplicate monthly/quarterly brokerage account statements for the above‐named account(s). We approve the account holder below, [NAME ALL ACCOUNT HOLDERS], to maintain the respective account with [BROKER‐DEALER]. Please place this form on the account as standing instructions.
Please mail duplicate account statements (or provide access to data feed) to:
Dividend Assets Capital, LLC
Attn: Compliance
Street
City, State Zip

Thank you for your prompt attention to this matter. Sincerely,

[Access Person] Account Holder

cc: Chief Compliance Officer